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                                   EXHIBIT 21
                                ALEXANDER'S, INC.
                           SUBSIDIARIES OF REGISTRANT

Alexander's of Brooklyn, Inc.
Alexander's Kings, LLC
Alexander's Kings Plaza, LLC
Alexander's Paramus, LLC
Alexander's of Rego Park II, Inc.
Alexander's of Rego Park III, Inc.
Alexander's of Flushing, Inc.
Alexander's Department Stores of New Jersey, Inc.
Alexander's Department Stores of Brooklyn, Inc.
Kings Parking, LLC
Ownreal Inc.
Sakraf Wine & Liquor Store, Inc.
Alexander's Personnel Providers, Inc.
Alexander's Rego Shopping Center Inc.
731 Commercial Holding LLC
731 Commercial LLC
731 Residential Holding LLC
731 Residential LLC
731 Office One Holding LLC
731 Office One LLC
731 Office Two Holding LLC
731 Office Two LLC
731 Restaurant LLC
Alexander's Restaurant LLC
Alexander's Management LLC
Alexander's of Brooklyn II LLC
Kings Plaza Lender LLC